EXHIBIT 99.1

Press Release

 Las Vegas Sands and Sands China Announce
Expansion of Credit Facility

New Term Loan Will Increase Financial Flexibility

Las Vegas, NV (April 13, 2015) — Las Vegas Sands Corp. (NYSE: LVS) announced today that its majority-owned subsidiary Sands China Ltd. has reached  an agreement with the lenders in its existing credit facility to provide an additional U.S. dollar equivalent $1 billion term loan.

Las Vegas Sands and Sands China Chairman and Chief Executive Officer Sheldon G. Adelson stated, “We are extremely pleased to announce this additional borrowing under Sands China's existing credit facility, which we believe will enhance our balance sheet strength and financial flexibility and support our ability to increase the return of capital to shareholders. We greatly appreciate the strong support of our lending group and the continued confidence they have shown in our company.”

“Our unique convention-based Integrated Resort business model, coupled with our financial strength, represents a key competitive advantage as we pursue new Integrated

Resort development opportunities around the globe. We will continue to execute our plans to enhance our balance sheet strength and financial flexibility,” said Mr. Adelson.

The company expects to receive the U.S. dollar equivalent of $1.0 billion in proceeds from the new term loan on or around April 30, 2015.

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About Las Vegas Sands

Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state of the art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants, and many other amenities.

Our properties include the five-diamond Venetian and Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore.  Through our majority ownership in Sands China Ltd. (HK: 1928), LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao and Sands Cotai Central, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for nearly 50,000 employees worldwide, driving impact through our Sands Cares corporate citizenship program and leading innovation with the company's award-winning Sands ECO360° global sustainability program.  To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607